Exhibit 99.1

CERBERUS CAPITAL MANAGEMENT TO ACQUIRE STAPLES’ EUROPEAN BUSINESS

FRAMINGHAM, MA and NEW YORK CITY, December 07, 2016 - Staples, Inc. (NASDAQ: SPLS) and Cerberus Capital Management, L.P. (Cerberus) announced today that Staples and Cerberus have entered into an agreement in relation to the sale of a controlling interest in Staples’ European operations to a Cerberus affiliate. Staples’ European business consists of retail, contract, and online businesses in 16 countries generating aggregate annual sales of approximately €1.7 billion. Staples is retaining a 15 percent equity interest in the business and will be represented on its board of directors following the closing of the transaction. In accordance with applicable law, Staples will now consult relevant European works councils. Subject to these consultations and satisfaction of other conditions, the parties anticipate closing the transaction during the first quarter of Staples’ fiscal 2017 year.

“One of our top strategic priorities has been to narrow our geographic focus on North America, and this is an important step toward simplifying our operations and better positioning Staples for sustainable long-term growth,” said Shira Goodman, Chief Executive Officer and President, Staples, Inc. “We believe that working with Cerberus will help enable the future success of the Staples Europe business, benefiting our associates and customers in the region.”

“We intend to instill a keen sense of urgency, focus, and commitment throughout the entire Staples Europe organization, enhance the company’s competitive position across its markets and channels, and return the business to growth by capitalizing on its many assets, including its well-recognized brands, strong customer relationships, dedicated sales force, advanced distribution and IT infrastructure, comprehensive pan-European footprint, and talented management and associates,” said Steven F. Mayer, Co-Head of Global Private Equity and Senior Managing Director of Cerberus. “Our strategy is to invest in a variety of initiatives designed to strengthen Staples Europe’s position as the leading provider of solutions to small, mid-sized, and large businesses in Europe, including sales force expansion, further diversification of products and services beyond office supplies, and next-generation technologies. Our unrelenting focus throughout the organization will be on satisfying our customers and on operational execution.”

Upon closing of the transaction, the Staples Europe business will be separated into a privately-held company controlled by an affiliate of Cerberus. The new company will enter into a licensing agreement with Staples for the use of certain Staples intellectual property, including its brand, a global accounts agreement, and transition services agreement governing a variety of services for defined periods. The company will operate under the Staples banner name and other sub-brands in European markets, and its associates will continue to be employees of Staples Europe, which will maintain its headquarters in Amsterdam. Olof Persson, an executive with Cerberus’ operations team and the former President and CEO of Volvo Group, will be appointed executive chairman of the new company.

The agreement with Cerberus follows Staples’ recent announcement of the sale of its UK retail business to Hilco Capital Limited, which also aligned with Staples’ new strategic direction of right-sizing its international business.

Barclays is acting as exclusive financial advisor to Staples. Clifford Chance LLP is acting as legal advisor to Staples. Kirkland & Ellis LLP and Linklaters LLP are acting as legal advisors to Cerberus.

About Staples, Inc.
Staples helps small business customers make more happen by providing a broad assortment of products, expanded business services and easy ways to shop - in stores, online via mobile or through social apps.

Staples Business Advantage, the business-to-business division, caters to mid-market, commercial and enterprise-sized customers by offering a one-source solution for the products and services they need, combined with best-in-class customer service, competitive pricing and a state-of-the-art ecommerce site. Headquartered outside of Boston, Staples, Inc. operates throughout North and South America, Europe, Asia, Australia and New Zealand. More information about Staples (NASDAQ: SPLS) is available at www.staples.com.

About Cerberus Capital Management, L.P.
Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms. Cerberus has more than US $30 billion under management invested in four primary strategies: operational private equity, both control and non-control; distressed securities and assets; commercial mid-market lending; and real estate-related investments. From its headquarters in New York City and network of affiliate and advisory offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence to invest in multiple sectors, through multiple investment strategies, in countries around the world.

Media Contacts:
Staples, Inc.                                Cerberus
Mark Cautela                                Liz Micci
(508) 253-3832                            (646) 495-2702
mark.cautela@staples.com                        emicci@gpg.com